STOCK PURCHASE AGREEMENT

among

HAMLET GROUP INC., A MARYLAND CORPORATION,

HAMLET GROUP, INC., A DELAWARE CORPORATION,

and

PACIFIC RESTAURANT HOLDINGS, INC., A DELAWARE CORPORATION

TABLE OF CONTENTS

Schedules to be provided by the Seller and the Company

3.02 - Capitalization of the Company
3.03 - Subsidiaries
3.04 - Third Party Consents
3.06 - Undisclosed Liabilities
3.07 - Litigation
3.08 - Insurance
3.09 - Personal Property
3.10 - Intangible Property
3.11 - Leases
3.11A - Work on Leased Real Estate
3.13 - Inventory
3.14 - Tax Matters
3.16 - Contracts
3.17 - Permits
3.18 - Employee Relations
3.19 - Employee Plans
3.20 - Certain Changes and Events
3.21 - Suppliers
3.22 - Warranty and Product Liability Claims
3.23 - Prepayments and Deposits
3.24 - Affiliated Indebtedness
3.25 - Banking Facilities
3.26 - Powers of Attorney and Suretyships
3.27 - Conflicts of Interest
3.28 - Regulatory Approvals
3.30 - Accounts Receivable
11.03 - Non-Competition Agreement
26 - Current and Non-Current Deposits

Schedules to be provided by the Buyer

4.03 - Third Party Consents
8.08 - Employment Contracts

Exhibits

1.03 - Escrow Agreement
8.06 - Opinion of Seller's Counsel
9.06 - Opinion of Buyer's Counsel
9.08 - Royalty Agreement

STOCK PURCHASE AGREEMENT

Agreement (the "Agreement") made as of the 16th day of May, 2008 by and among Pacific Restaurant Holdings, Inc, a Delaware corporation with its principal office at 804 Pier View Way, Suite 208, Oceanside, California 92054 (the "Buyer"), and Hamlet Group Inc., a Maryland corporation with its principal office at 9255 Sunset Boulevard, Suite 620, West Hollywood, CA 90069 (the "Company"), and the Hamlet Group, Inc, a Delaware corporation with its principal office at 9255 Sunset Boulevard, Suite 620, West Hollywood, CA 90069 (the "Seller"), which owns all of the issued and outstanding capital stock of the Company.

Preliminary Statement

1. The Seller owns 100,000 shares of the issued and outstanding shares (collectively, the "Shares") of the common stock, $0.01 par value per share (the "Common Stock"), of the Company, which Shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company.

2. The Buyer desires to purchase, and the Seller desires to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Purchase and Sale of the Shares

1.01. Purchase of the Shares from the Seller. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from Seller, all the Shares owned by the Seller. At the Closing the Seller shall deliver to the Buyer certificates evidencing the Shares owned by Seller duly endorsed in blank or with stock powers duly executed by Seller.

1.02. Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares owned by Seller, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company and the Subsidiaries, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

1.03. Base Purchase Price for the Shares.

(a) The purchase price to be paid by the Buyer for the Shares shall be an amount equal to the sum of (i) product of the June 15 Thirteen Period Adjusted EBITDA, multiplied by five and (ii) the June 15 Working Capital Amount (such sum, the "Base Purchase

Price"), subject to adjustment pursuant to Subsections 1.04 and 1.05 hereof. The Base Purchase Price shall be payable in the manner described in paragraph (b) of this Subsection 1.03.

(b) At the Closing, the Buyer shall deliver:

(i) to the Seller, an amount equal to 85% of the Base Purchase Price by wire transfer of immediately available funds pursuant to written instructions by the Seller, for distribution to the Seller and creditors to be paid off upon Closing pursuant to Subsection 8.08; and

(ii) to the Escrow Agent, an amount equal to 15% of the Base Purchase Price, to be held in an interest-bearing escrow account pursuant to the terms of the Escrow Agreement, as a reserve (the "Reserve Account") to satisfy all or part of any claims for indemnity pursuant to Section 10 hereof or purchase price adjustments.

(c) The fees and disbursements of the Auditors in connection with their review of the June 15 Financial Statements shall be paid by both the Seller and Buyer equally.

1.04. Post Closing Adjustments. The Base Purchase Price set forth in Subsection 1.03 hereof shall be subject to adjustment after the Closing Date as follows:

(a) As promptly as possible following the Closing Date the Buyer shall cause the Company to prepare, and the Auditors to review the Closing Financial Statements, copies of which shall be delivered to each of the parties to this Agreement and to the Escrow Agent.

(b) The Seller and the Seller's Auditors (if any) shall have the right to examine the work papers of the Auditors utilized in preparing the Closing Financial Statements, and shall have full access to the books, records, properties and personnel of the Company and the Subsidiaries for purposes of verifying the accuracy and fairness of the presentation of the Closing Financial Statements. The Seller shall work in good faith and cooperate with the Buyer and the Auditors in the preparation of the Closing Financial Statements and the resolution of any dispute in connection therewith pursuant to paragraph (c) below.

(c) The values or amounts for each item reflected on the Closing Financial Statements shall be binding upon the Seller, unless the Seller timely delivers a Dispute Notice. If the Buyer and the Seller are unable to resolve any such disagreement within 15 days after the date of the Dispute Notice, the disagreement shall be submitted to arbitration in accordance with the provisions of Subsection 13.03 hereof. If as a result of the resolution of any disputes by agreement pursuant to this Subsection 1.04 or by arbitration pursuant to Subsection 13.03, any amount shown in the Closing Financial Statements is determined to be erroneous, such erroneous amount shall be deleted from the Closing Financial Statements and the correct amount shall be inserted in lieu thereof. The Closing Financial Statements, as so corrected, shall constitute the Closing Financial Statements for purposes of this Agreement.

(d) The fees and disbursements of the Auditors in connection with their review of the Closing Financial Statements shall be paid by both the Seller and Buyer equally. If the Seller engages a Seller's Auditor to examine the Closing Financial Statements on behalf of the Seller, the fees and disbursements of the Seller's Auditors incurred in such examination shall be paid by the Seller. The Buyer shall under no circumstances be liable for any fees or disbursements of the Seller's Auditor.

(e) Immediately upon the expiration of the 15-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to this Subsection 1.04, the Base Purchase Price shall be adjusted as follows (as so adjusted, the "Adjusted Purchase Price"):

(1) If the Closing Working Capital Amount is more than the June 15 Working Capital Amount, an amount equal to such excess shall be added to the Base Purchase Price.

(2) If the Closing Working Capital Amount is less than the June 15 Working Capital Amount, an amount equal to such deficiency shall be deducted from the Base Purchase Price.

(3) If the Closing Thirteen Period Adjusted EBITDA is more than $50,000 greater than the June 15 Thirteen Period Adjusted EBITDA, an amount equal to the product of such excess multiplied by five shall be added to the Base Purchase Price.

(4) If the Closing Thirteen Period Adjusted EBITDA is more than $50,000 less than the June 15 Thirteen Period Adjusted EBITDA, an amount equal to the product of such deficiency multiplied by five shall be deducted from the Base Purchase Price.

(5) If the difference between the Closing Thirteen Period Adjusted EBITDA and the June 15 Thirteen Period Adjusted EBITDA is $50,000 or less, then no adjustment to the Base Purchase Price because of such difference.

1.05. Payments on Account of Adjustments.

(a) The difference between the Adjusted Purchase Price and the Base Purchase Price, together with interest thereon at the rate of 10% per annum from the Closing Date to the payment of such difference, shall be paid to the Buyer, in the case of the Adjusted Purchase Price being less than the Base Purchase Price, or the Seller in the case of the Adjusted Purchase Price being greater than the Base Purchase Price, immediately upon the expiration of the 15-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon final resolution, in accordance with Section 13 hereof, of any dispute in connection with the determination of the Adjusted Purchase Price.

(b) Any amounts payable to the Buyer, or to the Company (if the Closing occurs), in connection with any claim for indemnification pursuant to Section 10 hereof, shall be paid to the Buyer or the Company, as the case may be, immediately upon the resolution, by agreement or arbitration, of such indemnification claim.

(c) If an amount is payable to the Buyer pursuant to paragraph (a) of this Subsection 1.05, such amount shall be paid to the Buyer directly by the Seller, by wire transfer of immediately available funds to an account designated by the Buyer. If an amount is payable to the Seller pursuant to paragraph (a) of this Subsection 1.05, such amount shall be paid to the Seller directly by the Buyer, by wire transfer of immediately available funds to an account designated by the Seller. If an amount is payable to the Buyer pursuant to paragraph (b) of this Subsection 1.05, such amount shall, to the extent of available funds, be paid to the Buyer by the Escrow Agent from the Reserve Account and, to the extent that funds in the Reserve Account are insufficient, be paid to the Buyer directly by the Seller in cash or by wire transfer of immediately available funds to an account designated by the Buyer. Any balance remaining in the Reserve Account, after any payment to the Buyer pursuant to the preceding sentence, and subject to the provisions of paragraph (d) hereof, shall be paid by the Escrow Agent to the Seller.

(d) Except for payments permitted pursuant to paragraphs (b) above, all amounts in the Reserve Account shall be held in such Account, until the later of (i) 1 year from the Closing Date, (ii) the final determination of the Adjusted Purchase Price, whether by agreement or arbitration, or (iii) the final resolution, whether by agreement or arbitration, of any claims for indemnification under Section 10 hereof which are asserted in writing by the Buyer, or the Company (if the Closing occurs), prior to 1 year from the Closing Date.

1.06. Closing. The Closing shall take place at the offices of Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024 at 10:00 a.m., Los Angeles time, on the fifth business day following the satisfaction of all conditions to closing set forth herein or at such other place, time or date as may be mutually agreed upon in writing by the parties. The transfer of the Shares by the Seller to the Buyer shall be deemed to occur at 9:00 a.m., Los Angeles time, on the Closing Date.

2. Representations of the Seller Regarding the Shares

Seller represents and warrants to the Buyer as follows:

(a) Seller has good and marketable title to the Shares which are to be transferred to the Buyer by Seller pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Preliminary Statement Number 1 hereof sets forth a true and correct description of all Shares owned by Seller.

(b) Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by Seller hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from Seller good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and

adverse claims or rights whatsoever. If The execution and delivery by Seller of this Agreement and the agreements provided for herein, and the consummation by Seller of all transactions contemplated hereunder and thereunder by Seller, have been duly authorized by all requisite corporate action.

(c) Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any Governmental Agency which would prevent the execution or delivery of this Agreement by Seller or the transfer, conveyance and sale of the Shares to be sold by Seller to the Buyer pursuant to the terms hereof.

(d) Except as set forth in Section 14 hereof, no broker of finder has acted for Seller in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Seller.

3. Representations of the Seller and the Company Regarding the Company

Seller and the Company, jointly and severally, represent and warrant to the Buyer that:

3.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the Certificate of Incorporation and Bylaws of the Company, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

3.02. Capitalization of the Company.

The Company's authorized capital stock consists of 100,000 shares of Common Stock, $0. 01 par value per share, of which 100,000 shares are issued and outstanding on the date hereof and held of record and beneficially by the Seller. All such issued and outstanding shares of Common Stock have been and on the Closing Date will be duly and validly issued and are, or will be on such date, fully paid and non-assessable. Except as set forth in Schedule 3.02 attached hereto, there are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. No shares of the issued and outstanding shares of Common Stock are held in the treasury of the Company.

3.03. Subsidiaries.

(a) Schedule 3.03 attached hereto sets forth:

the name and percentage ownership by the Company of each Subsidiary;

the name and percentage ownership by any stockholder of each Affiliated Entity that has or at any time in the past five years has had a relationship with the Company or any of the Subsidiaries;

the jurisdiction of incorporation, capitalization and ownership of each Subsidiary and Affiliated Entity;

the names of the officers and directors of each Subsidiary and Affiliated Entity; and

the jurisdictions in which each Subsidiary and Affiliated Entity is qualified or holds licenses to do business as a foreign corporation.

(b) Except as set forth in Schedule 3.03, the Company owns of record and beneficially all of the outstanding shares of capital stock of each of the Subsidiaries free and clear of all covenants, conditions, restrictions, liens, charges and encumbrances.

(c) Each of the Subsidiaries and Affiliated Entities is a corporation or other entity duly organized and validly existing and in good standing under the laws of the state of its incorporation or organization and has all requisite power and authority to own its properties and carry on its business as now being conducted. Each of the Subsidiaries and Affiliated Entities is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the charter, bylaws and other governing instruments of the Subsidiaries and Affiliated Entities, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery. The Company does not own any capital stock of or other equity interest in any corporation, partnership or other entity, other than the Subsidiaries. The shares of capital stock of each Subsidiary as set forth in Schedule 3.03 have been duly and validly issued and are fully paid and non-assessable.

(d) Except as set forth in Schedule 3.03, none of the Subsidiaries holds shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding any (i) options, warrants or other rights with respect to the capital stock of any of the Subsidiaries, (ii) any securities convertible into or exchangeable for shares of such stock, or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of any of them.

3.04. Authorization. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Company and the Seller. This Agreement and all other agreements and obligations entered into

and undertaken in connection with the transactions contemplated hereby to which the Company or the Seller is a party constitute the valid and legally binding obligations of the Company and the Seller, enforceable against them in accordance with their respective terms. The execution, delivery and performance by the Company and the Seller of this Agreement and the agreements provided for herein, and the consummation by the Company and the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company or the Seller; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Company; (c) violate any judgment, decree, order or award of any Governmental Agency; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company is a party or by which the Company or any of its properties is or may be bound. Schedule 3.04 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

3.05. Financial Statements.

(a) The Seller has previously delivered to the Buyer the Unaudited Financial Statements. The Unaudited Financial Statements have been prepared in conformance with the Company's books and records and have been certified by the Company's chief financial officer.

3.06. Absence of Undisclosed Liabilities. Except as and to the extent (a) set forth on Schedule 3.06 attached hereto, or (b) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, neither the Company nor any of the Subsidiaries has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties or business of the Company and the Subsidiaries taken as a whole. For purposes of this Subsection 3.06, "material" means any amount in excess of $50,000.

3.07. Litigation. Except as set forth on Schedule 3.07 attached hereto (a) there is no action, suit or proceeding to which the Company or any of the Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the best knowledge of Seller, threatened before any court or governmental agency, authority, body or arbitrator; (b) neither the Company nor any of the Subsidiaries, nor any current officer, director or, to the best knowledge of the Seller, employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company or any of the Subsidiaries; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company or any of the Subsidiaries to take any action of any kind with respect to its business, assets or properties.

3.08. Insurance. Schedule 3.08 attached hereto sets forth a true, correct and complete list of all Insurance Policies, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each Insurance Policy and all claims made under such Insurance Policies since January 1, 2006. True, correct and complete copies of all Insurance Policies have been previously delivered by the Seller or the Company to the Buyer. The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. Except as set forth on Schedule 3.08, neither the Company nor any of the Subsidiaries has received any notice or other communication from any issuer of the Insurance Policies since January 1, 2006 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Seller, no such cancellation is threatened. Except as set forth on Schedule 3.08, neither the Company nor any of the Subsidiaries has any outstanding claims or any dispute with any insurance carrier regarding claims, settlements or premiums and neither the Company nor any of the Subsidiaries has failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. There are no outstanding requirements or recommendations by any issuer of the Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, the Company or any of the Subsidiaries.

3.09. Personal Property. Schedule 3.09 attached hereto sets forth (i) a true, correct and complete list of all items of Personal Property; and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company or a Subsidiary and the circumstances under which such Property is used. Except as disclosed in Schedule 3.09:

(a) the Company or the relevant Subsidiary, as the case may be, has good and marketable title to each item of Personal Property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

(b) no officer, director, stockholder or employee of the Company or any Subsidiary, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in Schedule 3.09;

(c) each item of Personal Property not owned by the Company or a Subsidiary is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company or the relevant Subsidiary, as the case may be, and the owner or lessor thereof, the obligations of the Company or the relevant Subsidiary, as the case may be, to such owner or lessor will be discharged;

(d) the Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by either the Company or the relevant

Subsidiary in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property; and

(e) the Company and the Subsidiaries own or otherwise have the right to use all of the Personal Property now used in the operation of their business or the use of which is necessary for or useful in the performance of any material contract, letter of intent or proposal to which any of them is a party.

3.10. Intangible Property.

Schedule 3.10 attached hereto sets forth: (i) a true, correct and complete list and, where appropriate, a description of, all items of Intangible Property and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company or any of the Subsidiaries is a party, either as licensee or licensor, with respect to the Intangible Property. Except as otherwise disclosed in Schedule 3.10:

(a) the Company or a Subsidiary is the sole and exclusive owner of all right, title and interest in and to the Intangible Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

(b) the Company or the relevant Subsidiary has the right and authority to use, and to continue to use after the Closing, the Intangible Property in connection with the conduct of its business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

(c) neither the Company nor the Seller has received written notice of, or has any knowledge of, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company that any of the operations, activities, products, services or publications of the Company or any of its customers or distributors infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

(d) there are no outstanding nor, to the best knowledge of the Seller, any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Schedule 3.10 or with respect to infringement by a third party of any of the Intangible Property;

(e) the Intangible Property owned or licensed by the Company or the relevant Subsidiary is sufficient to conduct the Company's or the relevant Subsidiary's business as presently conducted;

(f) the Company or the relevant Subsidiary has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property and the continued use of the Intangible Property;

(g) no officer, director, stockholder or employee of the Company or any Subsidiary, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property; and

(h) Neither the Company nor the relevant Subsidiary nor Seller has any knowledge that any third party is infringing, or will threaten to infringe, upon or otherwise violate any of the Intangible Property in which the Company or any Subsidiary has ownership rights.

3.11. Leases.

(a) Schedule 3.11 attached hereto sets forth (a) a true, correct and complete list as of the date hereof of Leases, identifying separately each ground lease, to which the Company or any of the Subsidiaries is a party. True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller or the Company to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 3.11, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on Schedule 3.11, there has not occurred any event which would constitute a breach of or default in the performance by the Company or Subsidiaries of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. Except as set forth on Schedule 3.11, to the best knowledge of the Seller, there has not occurred any event which would constitute a breach of or default in the performance by any party to any Lease other than the Company or Subsidiaries of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. Except as set forth on Schedule 3.11, neither the Company nor any of the Subsidiaries is obligated to pay any leasing or brokerage commission relating to any Lease and, will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth on Schedule 3.11, no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company or any of the Subsidiaries. The Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.

(b) Except as set forth on Schedule 3.11A, no work has been performed on or materials supplied to the Leased Real Estate within any applicable statutory period which could give rise to mechanics or materialman's liens.

(c) There is no pending or to the best knowledge of Seller threatened condemnation or eminent domain proceeding with respect to the Leased Real Estate.

(d) Except as set forth on Schedule 3.11A, to the best knowledge of Seller, all utility systems serving the Leased Real Estate, public or private, are in good operating

condition, all installation charges therefor have been fully paid and all service charges therefor have been or will be paid by the Company or the relevant Subsidiary up to and including the Closing Date. Except as disclosed on Schedule 3.11A, since January 1, 2006, neither the Company nor any of the Subsidiaries has experienced any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required in the operation of its business during such period.

(e) The Leased Real Estate complies with the requirements of all Governmental Regulations of any and all Governmental Agencies. The Company and its Subsidiaries have obtained, and the Seller or the Company have previously provided the Buyer with copies of, all Permits required by such Governmental Regulations. Such Permits are in full force and effect and have been properly and validly issued. There is no action pending or, to the best knowledge of Seller, threatened by any Governmental Agencies claiming that the Leased Real Estate violates any Governmental Regulations or threatening to shut down the business of the Company or any of the Subsidiaries.

(f) Neither the Company nor any of the Subsidiaries has received written notice from any insurer of the Leased Real Estate threatening to cancel any insurance coverage or requiring any changes or corrective work to the Leased Real Estate which has not been satisfied.

(g) All of the buildings, fixtures and other improvements located on the Leased Real Estate are in good operating condition and repair, and the operation thereof as presently conducted is not in violation of any applicable Governmental Regulations, except such violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.12. Real Estate. The Company does not own any real property except for the leasehold interests set forth on Schedule 3.11.

3.13. Inventory. Except as set forth in Schedule 3.13 attached hereto and to the extent of inventory reserves reflected in the Financial Statements, the Inventory is usable and salable in the ordinary course of business of the Company and the Subsidiaries. The aggregate value at which the Inventory, including the inventory reserves, shall be carried in the Financial Statements, and shall be carried in the Closing Date Balance Sheet and on the books of the Company as of the Closing Date, reflects and will reflect the normal and consistent inventory valuation method of the Company of valuing inventory at the lower of cost or market, all in accordance with GAAP and includes appropriate allowances for obsolescence.

3.14. Tax Matters.

(a) Except as set forth on Schedule 3.14 attached hereto:

Within the times and in the manner prescribed by law, the Company and each of the Subsidiaries have filed all federal, state

and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon them which are required to be filed;

The Company and each of the Subsidiaries have paid all taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due, including without limitation income, franchise, real estate, sales and withholding taxes and other employee benefits, taxes and imports;

To the best knowledge of the Seller, all tax returns filed by the Company and the Subsidiaries for the taxable years ending December 31, 2002 through December 31, 2007 constitute complete and accurate representations of the respective tax liabilities of the Company and the Subsidiaries for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to their future tax liabilities, including the tax bases of their properties and assets;

Neither the Company nor any of the Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes;

No examinations of the federal, state, local or foreign tax returns of the Company or any of the Subsidiaries is currently in progress nor, to the best knowledge of the Seller, threatened and no deficiencies have been asserted or assessed against either the Company or any of the Subsidiaries as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened;

Neither the Company nor any of the Subsidiaries has filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations nor has any such corporation agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code); and

(b) Schedule 3.14 attached hereto sets forth those taxable years for which the tax returns of the Company and the Subsidiaries have been reviewed or audited by applicable federal, state, local and foreign taxing authorities and those tax years for which said tax returns have received clearances or other indications of approval from applicable federal, state, local and foreign taxing authorities. To the best knowledge of the Seller, no issue or issues have been raised in connection with any prior or pending review or audit of said federal, state, local or foreign tax returns which the Seller reasonably believes may be expected to be raised in the future by such taxing authorities in connection with the audit or review of the tax returns of the Company or any of the Subsidiaries.

3.15. Books and Records. The general ledgers and books of account of the Company and the Subsidiaries, all federal, state and local income, franchise, property and other tax returns filed by the Company and the Subsidiaries are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

3.16. Contracts and Commitments.

(a) Schedule 3.16 attached hereto contains a true, complete and correct list and description of the Contracts

(b) Except as set forth on Schedule 3.16:

each Contract is a valid and binding agreement of the Company or the relevant Subsidiary, enforceable against the Company or the relevant Subsidiary in accordance with its terms, and the Company or the relevant Subsidiary does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

the Company or the relevant Subsidiary has fulfilled all obligations required pursuant to the Contracts to have been performed by the Company or the relevant Subsidiary, as the case may be, on its part prior to the date hereof, and the Company or the relevant Subsidiary, as the case may be, has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof, except for such obligations as to which the failure to fulfill would, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

the Company or the relevant Subsidiary is not in breach of or default under any Contract, and no event has occurred which with the passage of time (except as subject to any relevant cure period) or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

to the best knowledge of the Seller, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time (subject to any relevant cure period) or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

the Company and the Subsidiaries are not restricted by any Contract from carrying on their business anywhere in the world; and

neither the Company nor any of the Subsidiaries has any written or oral contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

(c) True, correct and complete copies of all Contracts have previously been delivered by the Company or the Seller to the Buyer.

3.17. Compliance with Agreements and Laws.

(a) The Company and the Subsidiaries each have all Permits necessary to conduct their respective business and own and operate their respective assets. Schedule 3.17 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company or the Seller to the Buyer. Neither the Company nor any of the Subsidiaries is in violation of any Governmental Regulation relating to its business or properties, except such violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The business of the Company and the Subsidiaries as conducted since January 1, 2004 has not violated, and on the date hereof does not violate, in any material respect, any Governmental Regulation, except such violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.17, neither the Company nor any of the Subsidiaries has had notice or communication from any federal, state or local governmental or regulatory authority or otherwise since January 1, 2004 of any such violation or noncompliance.

(b) Neither the Company nor any the Subsidiaries is in violation of any federal, state, county or municipal authority law, ruling, order, decree, regulation, permit, or other environmental or hazardous waste requirement applicable to the Company, any of the Subsidiaries, or any of the Leased Real Estate, or any part thereof, relating to health, safety, pollution, hazardous waste, environmental or other similar matters, which has not been entirely corrected and which has or will have a material adverse impact on the transactions contemplated herein. Since January 1, 2004, neither the Company nor any of the Subsidiaries has received notice from any federal, state, county or municipal authority alleging any such violation in respect to any of the Leased Real Estate or any part thereof.

(c) For purposes of this Subsection 3.18, "hazardous waste" means "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6921 et. seq., and the regulations adopted pursuant thereto.

3.18. Employee Relations.

(a) The Company and each of the Subsidiaries is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

(b) Except as set forth on Schedule 3.18 attached hereto:

none of the employees of the Company or the Subsidiaries is represented by any labor union;

there is no unfair labor practice complaint against the Company or any of the Subsidiaries pending before the National Labor Relations Board or any state or local agency;

there is no pending labor strike or other material labor trouble affecting the Company or any of the Subsidiaries (including, without limitation, any organizational drive);

there is no material labor formal grievance pending against the Company or any of the Subsidiaries;

there is no pending representation question respecting the employees of the Company or any of the Subsidiaries;

there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company or any of the Subsidiaries is a party, or to the best knowledge of the Seller, any basis for which a claim may be made under any collective bargaining agreement to which the Company or any of the Subsidiaries is a party; and

neither the Company nor any of the Subsidiaries has any continuing obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Company or any Subsidiary.

(c) Schedule 3.18 sets forth a true, correct and complete list of the current payroll of the Company and the Subsidiaries, including the job descriptions and salary or wage rates of each of their employees, showing separately for each such person the maximum amounts paid or payable as salary and bonus payments for the fiscal year ended December 28, 2008.

(d) For purposes of this Subsection 3.19, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of the Company or any of the Subsidiaries.

3.19. Employee Benefit Plans.

(a) Employee Plans. Schedule 3.19 attached hereto contains a true, correct and complete list of all Employee Plans and, except as set forth on Schedule 3.19 attached hereto, the Company has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

(b) Prohibited Transactions. Neither the Company nor any of its Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of ERISA, and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(c) Compliance. With respect to all Employee Plans, the Company and its Affiliates are in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. The Company and its Affiliates have in all respects performed all obligations required to be performed by them under, and is not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Except as set forth on Schedule 3.19 attached hereto: (i) none of the Employee Plans which are subject to Title IV of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; (ii) no liability has been incurred to, nor has any event or circumstance occurred, nor will any event or circumstance occur prior to the Closing Date, which could result in such a liability being asserted by, the PBGC with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (iii) no Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived; (iv) neither the Company nor any Affiliate has failed to pay any amounts due and owing as required by the terms of any Employee Plan; (v) there has been no "reportable event" within the meaning of Section 4043(b)(1)-(9) of ERISA, or any event described in Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed herein or on accompanying schedules; (vi) neither Company nor any Affiliate has failed to make any payment to an Employee Plan required under Section 302 of ERISA nor has any lien ever been imposed under Section 302(f) of ERISA; (vii) neither the Company nor any Affiliate has adopted an amendment to any Employee Plan which requires the provision of security under Section 307 of ERISA, (viii) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to Section 4042 of ERISA.

(d) Multiemployer Plans. Schedule 3.19 lists each and every multiemployer plan to which the Company or its Affiliates contribute, are required to contribute, or have ever been required to contribute. No multiemployer plan listed in Schedule 3.19 is in "reorganization" (as defined in Section 4241 of ERISA) or "insolvent" (as defined in Section 4245 of ERISA). Neither the Company nor any Affiliate has withdrawn or is reasonably expected to withdraw from a multiemployer plan in a complete or partial withdrawal which has resulted or will result in "withdrawal liability," as defined for purposes of Part I of Subtitle E of Part IV of ERISA, with respect to any such plan which has not been satisfied in full. The Company and its Affiliates have made all contributions to any such plan as are required through the Closing Date under the terms of any such plans or applicable statutes, regulations, rulings and other applicable law; and no event has occurred, or can occur prior to the Closing Date,

which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreements) on the part of the Company or the Buyer, or their Affiliates, officers, employees or directors with respect to such plan(s).

(e) Retiree Benefits. Except as set forth in Schedule 3.19, no Employee Plan provides health or life insurance benefits for retirees. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

(f) Copies of Employee Plans and Related Documents. The Company has previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a Defined Benefit Plans, true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

(g) Qualifications. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Company to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

(h) Funding Status, Etc.

Except as set forth on Schedule 3.19, neither the Company nor any corporation or trade or business (whether or not incorporated) which would be treated as a member of the controlled group of the Company under Section 4001(a)(14) of ERISA would be liable for (A) any amount pursuant to Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Employee Plans which are subject to Title IV of ERISA were to terminate or (B) any amount pursuant to Section 4201 of ERISA if a complete or partial withdrawal from

any multiemployer plan listed on Schedule 3.19 occurred before the Closing. Except as set forth on Schedule 3.19, all Employee Plans which are subject to Title IV of ERISA have no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA. There is no unpaid contribution due with respect to the plan year of any such Defined Benefit Plan ended prior to the Closing Date, as required under the minimum funding requirements of Section 412 of ERISA. The Seller shall be responsible for, and shall cause to be paid without using any of the Company's assets, a pro rata portion of any minimum funding liability for the plan year in which the Closing Date falls.

With respect to each Employee Plan which is a qualified defined contribution pension, profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made by the Company. To the extent not heretofore satisfied, the Seller shall be responsible for, and shall cause to be paid without using any of the Company's assets, a pro rata portion of the employer contribution for the plan year in which the Closing Date falls.

All premiums or other payments required by the terms of any group or individual insurance policies and programs maintained by the Company and covering any present or former employees of the Company with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation. To the extent not heretofore satisfied, the Seller shall be responsible for, and shall cause to be paid without using any of the Company's assets, any welfare benefits not fully covered by third-party insurance policies or programs relating to claims incurred by present or former employees of the Company on or before the Closing Date.

(i) Claims and Litigation. Except as set forth on Schedule 3.19, there are no pending or, to the best knowledge of Seller, threatened claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

(j) No Implied Rights. Nothing expressed or implied herein shall confer upon any past or present employee of the Company, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Company, the Buyer, or any successor or affiliate.

(k) Continuation, Transfer and Termination. Schedule 3.19 describes which Employee Plans are to be continued by the Company following the Closing Date and which are to be terminated. At the Buyer's election, the Company shall take any actions as may be necessary or appropriate under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to any of the Employee Plans which are to be continued including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. The Company shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Employee Plans to such trustee(s) as may be appointed by the Buyer.

(l) Schedule 3.19 attached hereto sets forth the procedures for continuing or terminating certain of the Employee Plans.

(m) Liabilities. Except as heretofore accrued on the Current Financial Statements, there are no liabilities with respect to any Employee Plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation. Without limitation of the foregoing, Schedule 3.19 attached hereto sets forth all amounts of severance pay (or the method of calculating such amounts based on the exact date of the Closing) to which employees of the Company (i) will be entitled on the Closing Date by reason of the consummation of the transactions contemplated by this Agreement or (ii) will have accrued prior to the Closing Date and which will be payable to them upon any subsequent termination of their employment after the Closing Date. Prior to the Closing Date, the Seller will cause all claims for such severance pay to be satisfied, at the Seller's expense, without using any of the Company's assets.

3.20. Absence of Certain Changes or Events.

(a) Except as set forth on Schedule 3.20 attached hereto, since the Balance Sheet Date, neither the Company nor any of the Subsidiaries has entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, neither the Company nor any of the Subsidiaries has:

incurred any material obligation or liability for borrowed money;

discharged or satisfied any lien or encumbrance or paid any obligation or liability;

mortgaged, pledged or subjected to lien, charge or other encumbrance any of their respective properties or assets;

sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

suffered any losses of personal or real property, whether insured or uninsured, and whether or not in the control of the Company or the relevant Subsidiary, as the case may be, in excess of $50,000 in the aggregate, or waived any rights of any value;

authorized any declaration or payment of dividends by the Company or any Subsidiary which is not wholly owned by the Company, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by the Company or any such Subsidiary to the Seller with respect to any shares of their capital stock;

authorized or issued recall notices for any of its products or initiated any safety investigations;

received notice of any litigation, warranty claim or products liability claims;

made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 3.20 hereof;

engaged any new employee for a salary in excess of $50,000 per annum;

made, or committed to make, any changes in the compensation payable to any officer, director, employee or agent of the Company or any Subsidiary, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents;

incurred any capital expenditure in excess of $50,000 in any instance or $100,000 in the aggregate;

made any material alteration in the manner of keeping the books, accounts or records of the Company or any Subsidiary, or in the accounting practices therein reflected; or

suffered any material adverse change in the consolidated results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), or business of the Company and the Subsidiaries taken as a whole.

(b) Neither the Company nor the Seller has knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a Material Adverse Effect.

3.21. Suppliers. Schedule 3.21 attached hereto sets forth a true, correct and complete list of (i) the names and addresses of each of the suppliers of the Company and the Subsidiaries which accounted for a dollar volume of purchases by the Company and the Subsidiaries in excess of $25,000 for the fiscal year ended December 30, 2007, and (ii) the present sole source suppliers of significant goods or services, other than utilities, for any product with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such supplier. Except as set forth on Schedule 3.21, (a) the Company and each of the Subsidiaries has good relations with all of its suppliers, and (b) neither the Company nor any of the Subsidiaries is more than 30 days in arrears in any trade accounts payable or other payments owing to any supplier.

3.22. Warranty and Product Liability Claims. Schedule 3.22 attached hereto contains a true, correct and complete list of all warranty and product liability claims made against the Company or any of the Subsidiaries from January 1, 2004 through the date hereof, the current status of all such claims and the costs of all actions taken in satisfaction of such claims. All information relative to such claims and those arising thereafter shall be available to the Buyer from and after the date hereof.

3.23. Prepayments and Deposits. Schedule 3.23 attached hereto sets forth all prepayments and deposits, which have been received by the Company or any of the Subsidiaries as of the date hereof, from customers for services to be performed, after the Closing Date.

3.24. Indebtedness to and from Officers, Directors and Seller. Except as set forth on Schedule 3.24 attached hereto and except for intercompany indebtedness payable among the Company and any Subsidiary or among the Subsidiaries, neither the Company nor any of the Subsidiaries is indebted, directly or indirectly, to any person who is an officer, director or stockholder of any of the foregoing entities or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, stockholder or affiliate is indebted to the Company or any of the Subsidiaries except for advances made to employees of the Company or any of the Subsidiaries in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

3.25. Banking Facilities. Schedule 3.25 attached hereto sets forth a true, correct and complete list of:

(a) each bank, savings and loan or similar financial institution in which the Company or any of the Subsidiaries has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or any of the Subsidiaries thereat; and

(b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

3.26. Powers of Attorney and Suretyships. Except as set forth on Schedule 3.26 attached hereto, neither the Company nor any of the Subsidiaries has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, continent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

3.27. Conflicts of Interest. Except as set forth on Schedule 3.27 attached hereto, no officer, director or stockholder of the Company or any Subsidiary nor, to the best knowledge of the Seller, any affiliate of any such person, now has or within the last three (3) years had, either directly or indirectly:

(a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company or any of the Subsidiaries, or purchases or during such period purchased from the Company or any of the Subsidiaries any goods or services, or otherwise does nor during such period did business with the Company or any of the Subsidiaries; or

(b) a beneficial interest in any contract, commitment or agreement to which the Company or any of the Subsidiaries is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company or any of the Subsidiaries and such persons in their capacities as employees, officers or directors of the Company or such Subsidiary.

3.28. Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company or any of the Subsidiaries and which are necessary for the execution and delivery by the Seller and the Company of this Agreement or any documents to be executed and delivered by the Seller or the Company in connection herewith are set forth on Schedule 3.28 attached hereto and have been, or prior to the Closing Date will be, obtained and satisfied.

3.29. Disclosure. The information concerning the Company and the Subsidiaries set forth in this Agreement, the Exhibits and Schedules attached hereto and any document, statement or certificate furnished or to be furnished to the Buyer pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. The Seller and the Company have disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement and the Exhibits hereto. Copies of all documents

heretofore or hereafter delivered or made available to the Buyer pursuant to this Agreement were or will be complete and accurate copies of such documents.

3.30. Accounts Receivable. Schedule 3.30 attached hereto sets forth a true, correct and complete list of the accounts and notes receivable of the Company and the Subsidiaries (the "Accounts Receivable"). All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business.

3.31. Representations. Buyer acknowledges that neither Seller or Company have made any other representations, projections or forecasts to Buyer except has provided for in this Agreement.

4. Representations of the Buyer

The Buyer represents and warrants to Seller as follows:

4.01. Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

4.02. Authorization. Except as set forth in Schedule 4.02 attached hereto, the execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound. Schedule 4.02 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

4.03. Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

4.04. Disclosure. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

4.05. Investment Representation. The Buyer is acquiring the Shares from Seller for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.06. Reliance. The Buyer acknowledges that it not relying any representation other than the representations contained in this Agreement made by the Seller or the Company.

5. Access to Information; Public Announcements

5.01. Access to Management, Properties and Records.

(a) From the date of this Agreement until the Closing Date, the Seller and the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company and the Subsidiaries, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller and the Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request.

(b) Subject to privacy laws, the Seller and the Company shall authorize the release to the Buyer of all files pertaining to the business or operations of the Company and the Subsidiaries held by any federal, state, county or local authorities, agencies or instrumentalities. The Seller' and the Company's authorization shall specifically waive all previous claims of privilege or other restrictions, and in any case where a release by a present or former employee of the Company or any Subsidiary is necessary, the Seller and the Company shall exercise their best efforts to obtain such a release.

5.02. Confidentiality.

(a) The Company and the Seller have furnished and will continue to furnish the Buyer with certain information which is either non-public, confidential or proprietary in nature and which (i) is not already known to persons other than the Company, the Seller, their representatives and third parties which have entered into written non-disclosure agreements with the Company and (ii) has not been independently developed by the Buyer. All such information furnished to the Buyer, its directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, potential lenders, investors and financial advisors (collectively "representatives"), by the Company, the Seller, or any of their respective representatives, and all analyses, compilations, data, studies or other documents prepared by the Buyer or its representatives containing or based in whole or in part on any such furnished information or reflecting the Buyer's review of, or interest in, the Company is hereinafter referred (including all copies in electronic form or otherwise) to as "Information."

(b) Subject to the requirements of applicable law, the Buyer hereby agrees to use the Information solely in connection with the consummation of the transactions contemplated by this Agreement and to transmit the Information only to those representatives of the Buyer who need to know the Information.

(c) If this Agreement is terminated, all Information and copies thereof shall be returned to the Company or Buyer shall certify to the Company that all Information and copies thereof have been destroyed.

5.03. Public Announcements. The parties agree that prior to the Closing Date any and all general public pronouncements or other general public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company, the Seller and the Buyer; *provided, however* that Buyer shall be permitted to make such public disclosures and announcements as required by law or the rules of any stock exchange or quotation service to which Buyer is subject with prior notice to Seller and opportunity for Seller to review and comment.

6. Pre-Closing Covenants of the Seller, the Company and the Subsidiaries

From and after the date hereof and until the Closing Date:

6.01. Conduct of Business. The Company and the Subsidiaries shall use its best efforts to carry on their business substantially in the same manner as heretofore and shall not make or institute any unusual methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels, except as agreed to in writing by the Buyer. All of the property of the Company and the Subsidiaries shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

6.02. Absence of Material Changes. Without the prior written consent of the Buyer, neither the Company nor any of the Subsidiaries shall:

(a) take any action to amend its charter documents or bylaws;

(b) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

(c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

(d) declare or make any payment or distribution to its Seller with respect to its stock or purchase or redeem any shares of its capital stock;

(e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their respective assets or properties;

(f) sell, assign, or transfer any of its assets, except for inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost. Notwithstanding anything herein to the contrary, Buyer understands that Seller intends to transfer, prior to Closing, all of the assets and liabilities of the Hamlet West Los Angeles store, including but not limited to the lease, ABC liquor license and other property, from Hamlet West, Inc., a Delaware corporation, to the Seller;

(g) cancel any debts or claims, except in the ordinary course of business;

(h) merge or consolidate with or into any corporation or other entity;

(i) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

(j) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

(k) waive any rights of material value;

(l) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

(m) take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

(n) (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of

its consumers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until the Closing Date;

(o) fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary and regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

(p) enter into any lease, contract, agreement or understanding, other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $50,000 for each such lease, contract, agreement or understanding. Notwithstanding anything herein to the contrary, Buyer understands that Seller intends to enter into a contract for work to be performed to re-route the grease trap in the store located in Bethesda, Maryland, which will cost approximately $60,000;

(q) incur any capital expenditure in excess of $25,000 in an instance or $100,000 in the aggregate, subject to the aforementioned grease trap work in Bethesda;

(r) engage any new employee for a salary in excess of $50,000 per annum; *provided, however,* that a new General Manager may be engaged for a salary of up to $70,000 per annum;

(s) materially alter the terms, status or funding condition of any Employee Plan; or

(t) commit or agree to do any of the foregoing in the future.

6.03. Delivery of Interim Financial Statements. As promptly as possible following the last day of each four week accounting period after the date hereof until the Closing Date, and in any event within 90 days after the end of each such period, the Seller or the Company shall deliver to the Buyer the Interim Financial Statements for such period.

6.04. Compliance with Laws. The Company and each of the Subsidiaries will comply with all Governmental Regulations which are applicable to it or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which they are bound, except where the failure to so comply or perform will not, individually or in the aggregate, have and would not reasonably be expected to have Material Adverse Effect. Without limiting the generality of the foregoing, the Company and Subsidiaries shall

(a) complete and pay for all work to be performed to re-route the grease trap in the store located in Bethesda, Maryland; *provided, however,* that if such work is not completed prior to Closing, Seller shall reimburse Buyer for all amounts paid or incurred by Buyer, Company or Subsidiaries post-closing to complete such work, which reimbursement shall be payable by wire transfer of immediately available funds by Seller to account specified by Buyer and which amount shall not be taken into account in computing any limitation on indemnification hereunder;

(b) use their best efforts to obtain renewals for those Permits identified in Disclosure Schedules as expired;

(c) complete the audit of the 401K plan for 2006, pay all fines and penalties associated therewith and file its 2007 Form 5500; *provided, however,* that if such audit, payment and filing is not completed prior to Closing, Seller shall reimburse Buyer for all amounts paid or incurred by Buyer, Company or Subsidiaries post-closing to complete such audit, payment and filing, which reimbursement shall be payable by wire transfer of immediately available funds by Seller to account specified by Buyer and which amount shall not be taken into account in computing any limitation on indemnification hereunder.

6.05. Continued Truth of Representations and Warranties. Neither the Seller nor the Company nor any Subsidiary will take any actions which would result in any of the representations or warranties set forth in Sections 2 and 3 hereof being untrue.

6.06. Continuing Obligation to Inform. From time to time prior to the Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date; provided, that except as specified in Subsections 8.07 and 10.01(a) hereof, none of such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto.

6.07. Exclusive Dealing. Neither the Seller nor the Company will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Company or any of the Subsidiaries or any merger, consolidation or business combination with the Company or any of the Subsidiaries, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Seller, the Company and the Subsidiaries agree to notify the Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by the Company, the Seller or any Subsidiary.

6.08. Reports. Taxes. The Company and the Subsidiaries will timely file all reports or returns required to be filed with federal, state, local and foreign authorities and will timely pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting such in good faith and adequate provision has been made therefor).

6.09. Financial Statements.

(a) The Seller shall deliver to the Buyer the Historical Financial Statements. The Historical Financial Statements shall be prepared in accordance with generally accepted accounting principles applied consistently with past practices and, in the case of the Audited Financial Statements, the Auditors shall have opined without qualification that the Audited Financial Statements present fairly, in all material respects, the financial position of the Company and the results of their operations in conformity with accepted accounting principles

accepted in the United States, and in the case of the Current Financial Statements shall have been reviewed by the Auditors. The Audited Financial Statements and the Current Financial Statements shall meet all requirements of Regulation S-X as promulgated by the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934. The Interim Financial Statements shall be prepared in conformance with the Company's books and records.

(b) The Historical Financial Statements shall fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Company and the Subsidiaries and the results of operations of the Company's and the Subsidiaries' business for the periods indicated. With respect to contracts and commitments for the sale of goods or the provision of services by the Company and the Subsidiaries, the Historical Financial Statements shall contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses. The amounts shown as accrued for current and deferred income and other taxes in the Historical Financial Statements shall be sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Company or any Subsidiary, whether disputed or not, for the applicable period then ended and periods prior thereto.

(c) The book value of inventory reflected on the Audited Balance Sheet, as computed on a last in, first out basis shall be fairly presented, and the reserve set forth in the footnotes to the Audited Balance Sheet with respect thereto shall be fairly presented.

(d) Buyer shall pay $25,000 for the fees and expenses of the Auditors upon the execution and delivery of this Agreement by the Company and the Seller. Buyer shall pay an additional $25,000 for the fees and expenses of the Auditors upon completion by the Auditors of the Financial Statements. Any fees and disbursements of the Auditors for preparation of the Historical Financial Statements (not including the preparation and review of the Closing Financial Statements, for which both the Buyer and Seller shall pay equally) in excess of $50,000 shall be paid by the Seller.

6.10. Indebtedness. Coincident with the Closing, Seller shall repay all long term Indebtedness (including any current portion of any long term Indebtedness) of the Company and the Subsidiaries except for the Bethesda Improvements Commitment and the Gaithersburg Improvements Commitment from the Basic Purchase Price. Except for short term Indebtedness included in the calculation of Working Capital of the Company and the Bethesda Improvements Commitment and the Gaithersburg Improvements Commitment, the Company and Subsidiaries shall have no Indebtedness upon Closing.

6.11. Intellectual Property. Seller shall assign all right, title and interest in the Intangible Property owned by or assigned to it to the Company at or prior to Closing.

6.12. West Los Angeles Store. Seller shall transfer, prior to Closing, all of the assets and liabilities of the West Los Angeles Store, including but not limited to the lease, ABC liquor license and other property, from Hamlet West, Inc., a Delaware corporation, to the Seller or other buyer.

6.13. Contracts with Seller. Seller shall assign to Company all Contracts used in, or useful to, the business of the Company or any Subsidiary that Buyer requests Seller to so assign.

6.14. Estoppel Certificates. Seller shall use its best efforts to obtain:

(a) estoppel certificates from each tenant to whom the Company or any Subsidiary leases real property representing that there are no defaults or outstanding claims against the Company or such Subsidiary under such Lease

(b) estoppel certificates from each lessor from whom the Company or any Subsidiary leases real or personal property representing that there are no defaults or outstanding claims against the Company or such Subsidiary under such Lease;

7. Best Efforts to Obtain Satisfaction of Conditions

The Seller, the Company, the Subsidiaries and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

8. Conditions to Obligations of the Buyer

The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

8.01. Continued Truth of Representations and Warranties of the Seller and the Company; Compliance with Covenants and Obligations. The representations and warranties of the Seller and the Company shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date) and as though such representations and warranties contained no qualification by, or reference to, "material." materiality," "Material Adverse Affect," or words of similar import, in all materials respects (except those representations in Section 2, and Subsections 3.01, 3.02, 3.03 and 3.04 which shall be true in all respects) without taking into account information delivered to Buyer as provided pursuant to Section 6.06 except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Seller, the Company and the Subsidiaries shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

8.02. Performance by the Seller and the Company. At the Closing, the Seller and the Company shall have delivered to the Buyer a certificate signed by the Seller and the President and Chief Financial Officer of the Company (in their capacity as President and Chief Financial Officer of the Company and not personally), as the case may be, as to their compliance with Subsection 8.01 hereof.

8.03. Governmental Approvals. All governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller,

the Company or the Subsidiaries of the transactions contemplated by this Agreement and the operation of the business of the Company and the Subsidiaries by the Buyer shall have consented to, authorized, permitted or approved such transactions.

8.04. Consent of Lessors and Other Third Parties. The Seller, the Company and the Subsidiaries shall have received all requisite consents and approvals of all lessors and other third parties whose consent or approval is required in order for the Seller, the Company and the Subsidiaries to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 3.04 attached hereto.

8.05. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of the Company and the Subsidiaries after the Closing.

8.06. Opinion of Counsel. The Buyer shall have received an opinion or opinions of counsel to the Seller, the Company and the Subsidiaries, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 8.06, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

8.07. Update. The Company and Seller shall have provided the Buyer with a true, correct and complete list and amount, as of the last business day immediately preceding the Closing Date, of:

(a) the Personal Property;

(b) the Leases;

(c) the Leased Real Estate;

(d) the Contracts; and

(e) long-term and short-term debt.

None of the information with respect to the items referred to in clauses (a) through (e) above (except amounts of pre-paid expense) shall be materially adverse from the information supplied by the Seller as of the date hereof on the Schedules attached hereto, and none of which information shall be materially adverse from the information set forth in the Audited Balance Sheet. For purposes of this Subsection 8.07, the term "materially adverse" shall mean any change, other than those specifically contemplated by or permitted pursuant to the terms of this Agreement, having an economic value in excess of $50,000.

8.08. Repayment of Indebtedness. On the Closing Date, the Company and the Subsidiaries shall not have any long term Indebtedness (including any current portion of any long term indebtedness) other than the Bethesda Improvements Commitment and the Gaithersburg Improvements Commitment except as set forth on Schedule 8.08, which long term Indebtedness (including, without limitation, principal, accrued interest and fees) shall be repaid

in full from the portion of the Base Purchase Price to be paid to Seller at Closing and the aggregate amount of short term Indebtedness of the Company and the Subsidiaries (exclusive of any current portion of any long term indebtedness) shall not exceed $1,000,000.

8.09. Trade Payables. On the Closing Date, neither the Company nor any of the Subsidiaries will have obligations in connection with the Primary Stores, in excess of $500,000 in the aggregate, to suppliers and vendors of goods and services and other trade creditors which have been outstanding for more than 75 days.

8.10. Reporting Financials. The Buyer shall have received the Historical Financial Statements pursuant to Subsection 6.09.

8.11. Equity Financing. The Buyer shall have completed a public offering of its equity securities in form and substance satisfactory to Buyer in its sole discretion.

8.12. Purchase of Franchise Company. Buyer shall own of 100% of the membership interests in Hamlet Franchise Group, LLC, a California limited liability company.

8.13. Sherman Oaks Parking Facility. (i) The lessor of the Sherman Oaks Store or an Affiliate of the Seller shall have title to the property currently used as a parking lot for the Sherman Oaks Store and (ii) the Company, its Subsidiaries and their customers shall be entitled to continued use of said lot on the same terms and conditions as current use throughout the term of the lease for the Sherman Oaks Store

8.14. Escrow Agreement. Buyer, Seller and the Escrow Agent shall have entered into the Escrow Agreement.

8.15. Accounts Receivable. Accounts receivable shall not exceed $25,000.

8.16. Closing Deliveries. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

(a) the stock certificates representing the Shares duly endorsed in accordance with Subsection 1.01 of this Agreement;

(b) such certificates of the Company's officers and of the Seller and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Buyer shall reasonably request;

(c) a certificate of the Secretary of State of the State of Maryland as to the legal existence and good standing (including tax) of the Company in Maryland;

(d) certificates of the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.01;

(e) certificates of appropriate governmental officials in each state in which the Company is required to qualify to do business as a foreign corporation as to the due qualification and good standing (including tax) of the Company in each such jurisdiction;

(f) written resignations of all members of the Company's Board of Directors;

(g) the original corporate minute books of the Company and all corporate seals;

(h) a cross receipt executed by the Buyer and the Seller;

(i) documents satisfactory to Buyer evidencing that the transfer of all of the assets and liabilities of the West Los Angeles Store to the Seller or other buyer has been consummated;

(j) documents satisfactory to Buyer evidencing that the assignment of all Contracts required to be assigned pursuant to Subsection 6.13;

(k) documents satisfactory to Buyer evidencing the satisfaction of the conditions set forth in Subsection 8.13;

(l) a payoff and general release letter (including a release of any security interest, mortgage, lien or other encumbrance with respect to any assets or property of the Company or any of its Subsidiaries (including Intangible Property to be assigned to the Company), along with an authorization to file a UCC-3 or other filings required to effectuate the release of such security interests, mortgages, liens or other encumbrances) from each holder of any long term Indebtedness of the Company and its Subsidiaries, which payoff and general release letters shall be in form and substance satisfactory to Buyer; and

(m) documents satisfactory to Buyer evidencing the transfer of all right, title and interest in Intangible Property owned by or assigned to Seller to Company.

9. Conditions to Obligations of the Seller

The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Seller:

9.01. Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

9.02. Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

9.03. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

9.04. Consents of Lenders, Lessors and Other Third Parties. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 4.02 attached hereto.

9.05. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Shares.

9.06. Opinion of Counsel. The Seller shall have received an opinion of Richardson & Patel LLP, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 9.06, and as to such other matters as may be reasonably requested by the Seller or its counsel.

9.07. West Los Angeles Store Franchise. In the event that the assets and the liabilities of the West Los Angeles Store have been transferred to Seller, Buyer or an affiliate thereof shall have granted Seller a license to operate said store as a "Hamlet" restaurant for consideration of $1.00, which license shall terminate upon the earlier of (i) the transfer of the assets and liabilities of said store to any other party, (ii) February 28, 2009 or (iii) Seller's default under the license.

9.08. Royalty Agreement. Buyer shall have executed and delivered to Seller a Royalty Agreement, in substantially the form attached hereto as Exhibit 9.07.

9.09. Escrow Agreement. Buyer, Seller and the Escrow Agent shall have entered into the Escrow Agreement.

9.10. Closing Deliveries. The Seller shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

(a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 9 as the Seller shall reasonably request;

(b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

(c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to Subsection 4.01;

(d) payment of the Base Purchase Price; and

(e) a cross receipt executed by the Buyer and the Seller.

10. Indemnification

10.01. By the Seller and the Company. The Seller hereby indemnifies and holds harmless the Buyer and the Company from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following (a "Breach of Warranty"):

(a) any misrepresentation or breach of any representation or warranty made by the Seller or the Company in this Agreement (except as disclosed to Buyer pursuant to Section 6.07 prior to Closing) ;

(b) any breach of any covenant, agreement or obligation of the Seller or the Company contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

(c) any misrepresentation contained in any statement, certificate or schedule furnished by the Seller or the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

(d) any violation by the Company of, or any failure by the Company prior to the Closing to comply with, any Governmental Regulation applicable to the Company, its assets or its business, whether or not any such violation or failure to comply has been disclosed to the Buyer, including any costs incurred by the Buyer (A) in order to bring the Company into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date or (B) in connection with the transfer of the Shares

(e) any warranty claim or product liability claim relating to (i) products or services provided or sold by the Company prior to the Closing Date or (ii) the Company's business or operation prior to the Closing Date;

(f) any tax liabilities or obligations of the Company arising from the operation of the Company prior to the Closing; and

(g) any claims against, or liabilities or obligations of, the Company with respect to obligations under Employee Plans arising from the operation of the Company prior to the Closing not specifically assumed by the Buyer pursuant to this Agreement.

10.02. By the Buyer. The Buyer hereby indemnifies and holds harmless the Seller from and against all Losses in connection with each and all breaches of any representation or warranty made by the Buyer in this Agreement; *provided, however,* that notwithstanding anything to the contrary herein, the aggregate liability of the Buyer for Losses under Subsection 10.02 shall not exceed 10% of the Adjusted Purchase Price

10.03. Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 10, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party ; *provided, however*, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 10.04 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Subsection 10.04.

10.04. Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Seller does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such

settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

10.05. Payment of Indemnification Obligation. The Seller hereby agrees that any amounts payable in connections with any claim for indemnification pursuant to this Section 10 shall first be paid from the Reserve Account in accordance with the Escrow Agreement. All indemnification by the Seller hereunder (to the extent not satisfied in the manner specified in the preceding sentence), and any indemnification by the Company if the Closing does not occur, and any indemnification by the Buyer shall be effected by payment of cash or wire transfer in the amount of the indemnification liability.

10.06. Survival of Representations; Claims for Indemnification. All representations and warranties made by the Seller and the Company in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party for a period of one year except that (i) the representations and warranties set forth in Subsections 2(a), 2(b) and 2(c) and Subsections 3.01, 3.02, 3.03 and 3.04 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Subsections 3.14, 3.17 (solely to the extent such representations and warranties relate to hazardous waste) and 3.19 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. All such representations and warranties shall expire on the first anniversary of the Closing Date (except as set forth in clause (i) or (ii) of the immediately foregoing sentence, which shall expire, if at all, in accordance therewith), except for claims, if any, (a) asserted in writing prior to such expiration and identified as a claim for indemnification pursuant to this Section 10, or (b) which are based upon fraud by any of the Seller, which shall survive until finally resolved and satisfied in full.

10.07. Limitation of Indemnification. (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller and, if liable, the Company, for Losses under Subsection 10.01 shall not exceed 10% of the Adjusted Purchase Price, and (ii) the Seller and, if liable, the Company, shall not be liable under Subsection 10.01 unless and until the aggregate Losses for which it would otherwise be liable under Subsection 10.01 exceed $50,000 (at which point the Seller shall become liable for the aggregate Losses under Subsection 10.01, and not just amounts in excess of $50,000, subject to the limitation set forth in clause (i) as modified by the following proviso); provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Subsection 10.01 relating to a breach of the representations and warranties set forth in Section 2 or Subsections 3.01, 3.02, 3.03 or 3.04 or to a breach of the covenants set forth in Subsection 6.10 or Section 11. For purposes solely of this Section 10, all representations and warranties of the Company in Section 3 (other than Subsections 3.20 and 3.29) shall be construed as if the term "material" and any reference to "material adverse effect" (and variations thereof) were omitted from such representations and warranties.

11. Post-Closing Agreements

From and after the Closing Date:

11.01. Proprietary Information.

(a) The Seller and its Affiliates shall hold in confidence and shall use their best efforts to have all officers, directors and personnel who continue after the Closing to be employed by Seller or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and the Subsidiaries and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

(b) If (i) the employment of an officer, director or other employee of the Seller or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of the Company or the Subsidiaries has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Seller shall, upon request by the Buyer, take all reasonable steps at Seller's expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by Seller in connection with any such enforcement or attempted enforcement shall be selected by Seller, but shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

(c) Seller agrees that the remedy at law for any breach of this Subsection 11.01 may be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 11.01.

11.02. No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of 1 year after the Closing Date, none of the Seller and its Affiliates shall (a) solicit any person who was an employee of either the Company or any of the Subsidiaries on the date hereof or the Closing Date to terminate his employment with the Buyer (or the Company or any of the Subsidiaries, as the case may be) or to become an employee of Seller, or (b) hire any person who was such an employee on the date hereof or on the Closing Date. Notwithstanding the foregoing, Seller shall be permitted to solicit or hire the following Rob Richards without violation of this Section 11.02.

11.03. Non-Competition Agreement.

(a) For a period of 3 years after the Closing Date, the Seller and its Affiliates shall not, except as an officer or employee of the Company, engage in the following business segments (as such segments are commonly known in the United States restaurant industry): (1) upscale casual restaurants, (2) fast casual restaurants, (3) hamburger restaurants, or (4) any combination of (1) through (3). Notwithstanding the foregoing, Seller shall be able to operate the West Los Angeles Store until such time as the Seller is able to discontinue the store's operations and dispose of all of its assets.

(b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 11.03 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages may be inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to seek equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

12. Termination of Agreement; Option to Proceed; Damages

12.01. Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Los Angeles Time, on the Termination Date, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company, the Buyer and the Seller. The Termination Date shall be October 14, 2008, *provided, however*, that in the event that the Buyer's current registration statement under the Securities Act of 1933 on Form S-1, as amended (SEC File No. 333-146299) has not been declared effective by the SEC by the Effectiveness Deadline, then the Termination Date shall be August 15, 2008. The Effectiveness Deadline shall be August 4, 2008, *provided, however,* that in the event that the Historical Financial Statements are not delivered on or before June 12, 2008, then for each day after June 12, 2008 that the Historical Financial Statements are not delivered, the Effectiveness Deadline shall be extended by one day.

12.02. Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Seller or the Company under this Agreement, and the Seller shall have no further obligation or liability to the Buyer under this Agreement.

12.03. Termination by Reason of Breach. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder and not cured within 30 days after notice from Seller is received, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of Seller, the Company or any of the Subsidiaries, except such breaches which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or the failure of Seller, the Company or any of the Subsidiaries to perform any condition or obligation hereunder and not cured within 30 days after notice from Buyer is received (such a breach or failure by the Seller, the Company or any of the Subsidiaries shall be referred to herein as a "Pre-Closing Breach").

12.04. Buyer's Option to Proceed. Notwithstanding a Pre-Closing Breach by the Seller, and subject to Section 12.03 cure period the Company or any of the Subsidiaries, or the inability of the Seller to give title, make conveyance or deliver possession of any of the Shares, or to satisfy all of the terms and conditions precedent to Closing as set forth in this Agreement, all as herein stipulated, the Buyer may elect by written notice given to the Seller at or prior to the Closing Date either to (i) terminate this Agreement, or (ii) extend the scheduled Closing Date by 30 days, during which period the Seller shall use their best efforts to remove all encumbrances, if any, not permitted by the terms of this Agreement, and shall use reasonable efforts to remove all other defects in title, and to deliver possession and good, clear and marketable title to the Shares and to satisfy all other conditions to closing as provided herein, and to make the assets of the Company and the Subsidiaries conform to the provisions herein, as the case may be. If the Seller is unable, upon expiration of such 30-day period, to remove all such encumbrances and defects and to satisfy all such conditions to Closing, the Buyer may elect, by written notice given to the Seller, to (x) terminate this Agreement, (y) take title to the Shares, or (z) extend the Closing Date for an additional 30 days.

12.05. Seller's Option to Terminate. If at any time prior to Closing, (i) all representations and warranties (including all schedules) of the Seller and the Company as made on the date hereof are true and correct, Seller, Company and Subsidiaries have not breached any of their agreements and covenants herein and Seller is able to fulfill all conditions to closing and (ii) Buyer requests in writing a reduction in the Purchase Price or Working Capital Adjustment for any reason, then Seller shall have the right to immediately terminate this Agreement without penalty..

12.06. Availability of Remedies at Law. In the event this Agreement is terminated by the Buyer or the Seller, pursuant to the provisions of this Section 12, the parties hereto shall have available to them all remedies afforded to them by applicable law.

13. Dispute Resolution

13.01. General. Subject to Section 13.02 in the event that any dispute should arise between the parties hereto with respect to the calculation of the Adjusted Purchase Price or the Adjustment Amount or the occurrence of a Pre-Closing Breach, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 13.

13.02. Consent of the Parties. In the event of any dispute between the parties with respect to the calculation of the Adjusted Purchase Price or the Adjustment Amount or the occurrence of a Pre-Closing Breach, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, or within 30 calendar days after the Closing Date in connection with any dispute in the Adjustment Amount, the dispute will be submitted to arbitration in accordance with Subsection 13.03 hereof.

13.03. Arbitration.

(a) Either the Buyer or the Seller may submit any matter referred to in Subsection 13.02 hereof to arbitration by notifying the other party hereto and the Escrow Agent,

in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Seller shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

(b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Seller shall meet, at which time the Buyer and the Seller shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Seller. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

(d) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto and the Escrow Agent.

(e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

(f) Any arbitration pursuant to this Subsection 13.03 shall be conducted in Los Angeles, California. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of California and the United States District Court for Central District of California for purposes of the enforcement of any arbitration award.

14. Brokers

14.01. For the Seller, the Company and the Subsidiaries. Each of the Seller, the Company and the Subsidiaries represent and warrant that, other than Blue Line Capital, Inc., no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Seller agrees to pay all fees, expenses and other compensation owed to Blue Line Capital, Inc. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller, the Company or the Subsidiaries.

14.02. For the Buyer. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to

indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

15. Notices

Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:	Pacific Restaurant Holdings Inc. 804 Pier View Way, Suite 208 Oceanside, CA 92054 Attn: Mr. John Creed Telephone: (760) 754-2722 Fax: (760) 754-2724
With a copy to: (which shall not constitute notice)	Richardson & Patel LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, CA 90024 Attn: Benjamin M. Alexander, Esq. Telephone: (310) 208-1182 Fax: (310) 208-1154
To the Seller:	Hamlet Group, Inc., a Delaware Corporation 9255 West Sunset Boulevard, Suite 620 West Hollywood, CA 90069 Attention: Mr. Andrew Tavakoli Telephone: (310) 271-0600 Fax: (310) 271-5540
With a copy to: (which shall not constitute notice)	BuchalterNemer 1000 Wilshire Boulevard, Suite 1500 Los Angeles, California 90017-2457 Attn: Mark Bonenfant, Esq. Telephone: (213) 891-0700 Fax: (213) 896-0400

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

16. Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and

the Seller, the Company and the Subsidiaries, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Seller, the Company or the Subsidiaries from any obligation or liability under this Agreement.

17. Entire Agreement; Amendments; Attachments

(a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, by the consent of its Board of Directors or officers authorized by such Board, and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

(b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

18. Severability

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

19. Investigation of the Parties

All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

20. Expenses

Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Seller, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by the Seller, including, without limitation, the fees and expenses of counsel to the Seller, be billed to or paid by the Company or any Subsidiary. The Seller shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Shares owned by Seller.

21. Legal Fees

In the event that legal proceedings are commenced by the Buyer against the Seller (or the Company, if the transactions contemplated hereby are not consummated), or by the Seller against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

22. Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to the choice of law principles thereof.

23. Jurisdiction.

Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of California located in Los Angeles County and the United States District Court for the Central District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

24. Section Headings

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

25. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

26. Definitions

As used in this Agreement, the terms below shall have the following meanings. Any such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon reference.

"Adjusted Purchase Price" shall have the meaning ascribed to it in Subsection 1.04(e).

"Affiliate" means an affiliate of the Seller as that term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Affiliated Entity" means each corporation, partnership, joint venture or other entity in which Seller has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interest therein which has or at any time in the past five years has had a relationship with the Company or any of its Subsidiaries.

"Agreement" shall have the meaning ascribed to it in the preamble.

"Audited Balance Sheet" means the audited consolidated balance sheet of the Primary Stores as of December 30, 2007.

"Audited Financial Statements" means the Audited Balance Sheet, the audited consolidated balance sheet of the Primary Stores as of December 31, 2006 and the related audited statements of income, shareholders' equity, retained earnings and changes in financial condition of the Primary Stores for the fiscal year ended December 31, 2006 and December 30, 2007.

"Auditors" means Grobstein Horwath & Company LLP, independent public accountants.

"Balance Sheet Date" means the date of the Audited Balance Sheet.

"Base Purchase Price" shall have the meaning ascribed to it in Subsection 1.03(a).

"Bethesda Improvements Commitment" means the obligations of the Company and the Subsidiaries identified as the "2008-2009 Renovation" in the Lease for the Hamlet store located in Bethesda, MD.

"Breach of Warranty" shall have the meaning ascribed to it in Subsection 10.01.

"Buyer" shall have the meaning ascribed to it in the preamble.

"Closing" shall have the meaning ascribed to it in Subsection 1.01.

"Closing Date" means the date of the closing of the transaction contemplated by this Agreement.

"Closing Financial Statements" means financial statements prepared by the Company and reviewed by the Auditors showing the Closing Thirteen Period Adjusted EBITDA and the Closing Working Capital Amount. The Closing Financial Statements shall be prepared in accordance with generally accepted accounting principles applied consistently with the Company's past practice (to the extent that such past practice was in accordance with generally accepted accounting principles), without any adjustments applicable solely as a result of the acquisition of the Shares by the Buyer on the Closing Date, and shall be reviewed by the Auditors. The Closing Financial Statements shall be accompanied by a statement prepared by

the Auditors setting forth the basis for the determination of the items and values reflected on the Closing Financial Statements.

"Closing Thirteen Period Adjusted EBITDA" means restaurant level earnings for the Primary Stores before interest, taxes, depreciation and amortization, less general and administrative expenses calculated at 4% of sales for the last thirteen four week accounting periods ended on or before the Closing Date, as modified to reflect actual rent due for such periods rather than rent expenses as presented under generally accepted accounting principles.

"Closing Working Capital Amount" means an amount (which may be positive or negative) equal to accounts receivable and inventory relating solely to the Primary Stores plus any current and noncurrent deposits and prepaid expenses relating solely to the Primary Stores less current liabilities, including, without limitation, accounts payable of the Company and the Subsidiaries as of the Closing Date. For the avoidance of doubt, the Bethesda Improvements Commitment and the Gaithersburg Improvements Commitment shall not be included in the calculation of the Closing Working Capital Amount. The amounts of and a description of all current and noncurrent deposits and prepaid expenses relating solely to the Primary Stores are set forth on Schedule 26.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" shall have the meaning ascribed to it in the Preliminary Statements.

"Company" shall have the meaning ascribed to it in the preamble.

"Contract" means:

(a) all loan agreements, indentures, mortgages and guaranties to which the Seller, Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their property is bound;

(b) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Seller, Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their property is bound;

(c) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Seller, Company or any of the Subsidiaries is a party or by which the Seller, Company or any of the Subsidiaries or any of their property is bound which (A) involve payments or receipts by the Seller, Company or any of the Subsidiaries of more than $50,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, or business of the Seller, Company or any of the Subsidiaries;

(d) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Seller, Company or any of the Subsidiaries is a party or by which the Seller, Company or any of the Subsidiaries or any of their property is bound;

(e) all agency, distributor, sales representative, franchise or similar agreements to which the Seller, Company or any of the Subsidiaries is a party or by which the Seller, Company or any of the Subsidiaries or any of their property is bound;

(f) all contracts, agreements or other understandings or arrangements between the Seller, Company and any of the Subsidiaries (including, but not limited to, any tax sharing arrangements) or between the Seller, Company and any of the Seller or their affiliates;

(g) all leases, whether operating, capital or otherwise, under which the Seller, Company or any of the Subsidiaries is lessor or lessee;

(h) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous), and sales of steel scrap, prototypes, tools and dies;

(i) all contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Seller, Company or any of its Subsidiaries; and

(j) any other material agreements or contracts entered into by the Seller, Company or any of the Subsidiaries.

"Current Balance Sheet" means the unaudited consolidated balance sheet of the Primary Stores as of April 20, 2008; *provided, however,* that in the event the Closing has not occurred prior to August 14, 2008, "Current Balance Sheet" shall mean the unaudited consolidated balance sheet of the Primary Stores as of June 15, 2008.

"Current Financial Statements" means the Current Balance Sheet and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Primary Stores for the quarterly and year-to-date periods ended on the date of the Current Balance Sheet.

"Defined Benefit Plan" means an Employee Plan that is a "defined benefit plan" as such term is defined in Section 3(35) of ERISA.

"Dispute Notice" means written notice by Seller given within 15 days after receipt of the Closing Financial Statements of disagreement with any of the values or amounts shown on the Closing Financial Statements, specifying as to each such item, in reasonable detail, the nature and extent of such disagreement.

"Employee Plan" means all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any

"multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, relating to the Company's employees, or maintained at any time since January 1, 2004 by the Company or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" means U.S. Bank National Association.

"Escrow Agreement" means the escrow agreement attached to the Agreement as Exhibit 1.03.

"Financial Statements" means the Historical Financial Statements and the interim financial statements.

"Gaithersburg Improvements Commitment" means the cost, not to exceed $150,000, of the capital improvements required to be made by Company pursuant to the Lease for the Hamlet store located in Gaithersburg, MD.

"Governmental Agency" means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

"Governmental Regulations" means the requirements of all building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders, regulations and decrees of any and all Governmental Agencies.

"Historical Financial Statements" means the Audited Financial Statements and the Current Financial Statements.

"Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets

(including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations (as defined below) in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

"Indemnified Party" means the Seller, Buyer or the Company, as the case may be, seeking indemnification under Section 10 hereof.

"Information" shall have the meaning ascribed to it in Subsection 5.02(a).

"Insurance Policies" means all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company or any of the Subsidiaries and of all life insurance policies maintained on the lives of any of their employees.

"Intangible Property" means all items of intangible property owned by, or used or useful in connection with the business of the Seller, Company or any of the Subsidiaries, including, but not limited to, trade secrets, know-how, software, any other confidential information of the Company, Unites States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing.

"Interim Financial Statements" means, for each four week accounting period after the date hereof until the Closing Date, the consolidated balance sheet of the Primary Stores and the related statements of income, retained earnings and changes in financial condition for the four week accounting period then ended, all certified by the chief financial officer of the Company to the effect that such interim financial statements are prepared in conformance with the books and records of the Company and its Subsidiaries as of the date thereof and for the period covered thereby.

"Inventory" means the inventory of the Company and the Subsidiaries.

"June 15 Financial Statements" means financial statements prepared by the Company and reviewed by the Auditors showing the June 15 Thirteen Period Adjusted EBITDA and the June 15 Working Capital Amount. The June 15 Financial Statements shall be prepared in accordance with generally accepted accounting principles applied consistently with the Company's past practice (to the extent that such past practice was in accordance with generally accepted accounting principles), without any adjustments applicable solely as a result of the

acquisition of the Shares by the Buyer on the Closing Date, and shall be certified without qualification by the Auditors. The June 15 Financial Statements shall be accompanied by a statement prepared by the Auditors setting forth the basis for the determination of the items and values reflected on the June 15 Financial Statements.

"June 15 Thirteen Period Adjusted EBITDA" means restaurant level earnings for the Primary Stores before interest, taxes, depreciation and amortization, less general and administrative expenses calculated at 4% of sales for the thirteen four week accounting periods ended June 15, 2008, as modified to reflect actual rent due for such periods rather than rent expenses as presented under generally accepted accounting principles.

"June 15 Working Capital Amount" means an amount (which may be positive or negative) equal to accounts receivable and inventory relating solely to the Primary Stores plus any current and noncurrent deposits and prepaid expenses relating solely to the Primary Stores less current liabilities, including, without limitation, accounts payable of the Company and the Subsidiaries as of June 15, 2008. For the avoidance of doubt, the Bethesda Improvements Commitment and the Gaithersburg Improvements Commitment shall not be included in the calculation of the June 15 Working Capital Amount.

"Leased Real Estate" means all real property in which the Company or any of the Subsidiaries has a leasehold interests.

"Leases" means all leases of real property to which the Company or any of the Subsidiaries is a party.

"Losses" shall have the meaning ascribed to it in Subsection 10.01.

"Material Adverse Effect" means a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties or business of the Company or any of the Subsidiaries.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Permits" means all of the requisite approvals, consents, licenses, permits and certificates, including, without limitation, environmental, health and safety permits, from Governmental Agencies necessary to the respective business of the Company and the Subsidiaries and own and operate their respective assets.

"Personal Property" means all items of tangible personal property having either a net book value per unit or an estimated fair market value per unit in excess of $5,000 or which are otherwise material to the business of the Company or any of the Subsidiaries owned by the Company or any of the Subsidiaries as of the date hereof or not owned by the Company or any Subsidiary but in the possession of or used or useful in the business of the Company or any of the Subsidiaries.

"Pre-Closing Breach" shall have the meaning ascribed to it in Subsection 12.03.

"Primary Stores" means, collectively, the following six Hamlet stores: (1) the Sunset store in West Hollywood, CA, (2) the Sherman Oaks store in Sherman Oaks, CA, (3) the Pasadena store in Pasadena, CA, (4) the Bethesda store in Bethesda, MD, (5) the Gaithersburg store in Gaithersburg, MD, and (6) the Crystal City store in Arlington, VA.

"Reserve Account" shall have the meaning ascribed to it in Subsection 1.03(b).

"Shares" shall have the meaning ascribed to it in the Preliminary Statements.

"Seller" shall have the meaning ascribed to it in the preamble.

"Seller's Auditors" means the firm of independent certified public accountants acting on behalf of the Seller to review the Closing Financial Statements, as selected by Seller.

"Sherman Oaks Store" means the Hamlet store in Sherman Oaks, CA.

"Subsidiary" means each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interest therein.

"Trailing Thirteen Period Adjusted EBITDA" means restaurant level earnings for the Primary Stores before interest, taxes, depreciation and amortization, less general and administrative expenses calculated at 4% of sales for the last thirteen four week accounting periods ended on or before the Closing as reflected on the Financial Statements, as modified to reflect actual rent due for such periods rather than rent expenses as presented under generally accepted accounting principles.

"Unaudited Balance Sheet" means the unaudited consolidated balance sheet of the Primary Stores as of December 30, 2007.

"Unaudited Financial Statements" means the Unaudited Balance Sheet, the unaudited consolidated balance sheet of the Primary Stores as of December 31, 2006 and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Primary Stores for the fiscal year ended December 31, 2006 and December 30, 2007.

"West Los Angeles Store" means the Hamlet store located on Sepulveda Boulevard in Los Angeles, CA.

[*Signatures appear on following page.*]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

(Corporate Seal)

ATTEST

Secretary

BUYER:

PACIFIC RESTAURANT HOLDINGS, INC.

By:

John Creed, Chairman and Chief Executive Officer

(Corporate Seal)

ATTEST:

Secretary

COMPANY:

HAMLET GROUP INC., A MARYLAND CORPORATION

By: ______________________

Andrew Tavakoli, President and Chief Executive Officer

SELLER:

HAMLET GROUP, INC., A DELAWARE CORPORATION

Secretary

By: ______________________

Andrew Tavakoli, President and Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

(Corporate Seal)

ATTEST

____

Secretary

BUYER:

PACIFIC RESTAURANT HOLDINGS, INC.

By: ____________________

John Creed, Chairman and Chief Executive Officer

(Corporate Seal)

ATTEST:

____

Secretary

COMPANY:

HAMLET GROUP INC., A MARYLAND CORPORATION

By: ____________________

Andrew Tavakoli, President and Chief Executive Officer

SELLER:

HAMLET GROUP, INC., A DELAWARE CORPORATION

____

Secretary

By: ____________________

Andrew Tavakoli, President and Chief Executive Officer